UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 5)*

MobileIron, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

60739U204

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 60739U204	Page 2 of 17 Pages

1.	Names of Reporting Persons. Storm Ventures Fund III, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 9,380,766 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 9,380,766 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,380,766 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 8.4% (2)
12.	Type of Reporting Person (See Instructions) PN

(1)	Storm Venture Associates III, L.L.C. (“SVA LLC”) is the general partner of Storm Ventures Fund III, L.P. (“SV III”) and Storm Ventures Affiliates Fund III, L.P. (“SVA III”) and the managing member of Storm Ventures Principals Fund III, L.L.C. (“SVP III”) and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of SVA LLC and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III and SVP III.
(2)	Based on 112,030,673 shares of the Issuer’s common stock outstanding as of October 28, 2019, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019.

CUSIP No. 60739U204	Page 3 of 17 Pages

1.	Names of Reporting Persons. Storm Ventures Affiliates Fund III, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 513,108 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 513,108 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 513,108 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.5% (2)
12.	Type of Reporting Person (See Instructions) PN

(1)	SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of SVA LLC and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III and SVP III.
(2)	Based on 112,030,673 shares of the Issuer’s common stock outstanding as of October 28, 2019, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019.

CUSIP No. 60739U204	Page 4 of 17 Pages

1.	Names of Reporting Persons. Storm Ventures Principals Fund III, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 290,602 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 290,602 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 290,602 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.3% (2)
12.	Type of Reporting Person (See Instructions) OO

(1)	SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of SVA LLC and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III and SVP III.
(2)	Based on 112,030,673 shares of the Issuer’s common stock outstanding as of October 28, 2019, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019.

CUSIP No. 60739U204	Page 5 of 17 Pages

1.	Names of Reporting Persons. Storm Ventures Fund IV, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 582,101 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 582,101 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 582,101 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.5% (2)
12.	Type of Reporting Person (See Instructions) PN

(1)	Storm Venture Associates IV, L.L.C. (“SVA IV”) is the general partner of Storm Ventures Fund IV, L.P. (“SV IV”) and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of SVA IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by SV IV.
(2)	Based on 112,030,673 shares of the Issuer’s common stock outstanding as of October 28, 2019, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019.

CUSIP No. 60739U204	Page 6 of 17 Pages

1.	Names of Reporting Persons. Storm Venture Associates III, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 10,369,598 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 10,369,598 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,369,598 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 9.3% (2)
12.	Type of Reporting Person (See Instructions) OO

(1)	Consists of (i) 9,380,766 shares of the Issuer’s common stock held of record by SV III, (ii) 513,108 shares of the Issuer’s common stock held of record by SVA III, (iii) 290,602 shares of the Issuer’s common stock held of record by SVP III, (iv) 64,135 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of stock options granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of the management agreement between Tae Hea Nahm and SVA LLC, and (v) 120,987 shares of the Issuer’s common stock held by SVA LLC following settlement of restricted stock units that were previously granted to Tae Hea Nahm for his services as a director of the Issuer. SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of SVA LLC and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III and SVP III and the shares over which SVA LLC may be deemed to have voting and dispositive control. Each of the managing directors disclaims beneficial ownership of the shares reported herein, except to the extent of his respective pecuniary interest therein.
(2)	Based on 112,094,808 shares of the Issuer’s common stock, which includes (i) 112,030,673 shares of the Issuer’s common stock outstanding as of October 28, 2019, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, and (ii) 64,135 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of stock options granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of the management agreement between Tae Hea Nahm and SVA LLC.

CUSIP No. 60739U204	Page 7 of 17 Pages

1.	Names of Reporting Persons. Storm Venture Associates IV, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 591,483 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 591,483 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 591,483 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.5% (2)
12.	Type of Reporting Person (See Instructions) OO

(1)	Consists of (i) 582,101 shares of the Issuer’s common stock held of record by SV IV, (ii) 3,250 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA IV pursuant to the terms of the management agreement between Tae Hea Nahm and SVA IV, and (iii) 6,132 shares of the Issuer’s common stock held by SVA IV following settlement of restricted stock units previously granted to Tae Hea Nahm for his services as a director of the Issuer. SVA IV is the general partner of SV IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of SVA IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by SV IV and the shares over which SVA IV may be deemed to have voting and dispositive control. Each of the managing directors disclaims beneficial ownership of the shares reported herein, except to the extent of his respective pecuniary interest therein.
(2)	Based on 112,033,923 shares of the Issuer’s common stock, which includes (i) 112,030,673 shares of the Issuer’s common stock outstanding as of October 28, 2019, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, and (ii) 3,250 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of stock options granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA IV pursuant to the terms of the management agreement between Tae Hea Nahm and SVA IV.

CUSIP No. 60739U204	Page 8 of 17 Pages

1.	Names of Reporting Persons. Tae Hea Nahm
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 10,961,081 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 10,961,081 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,961,081 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 9.8% (2)
12.	Type of Reporting Person (See Instructions) IN

(1)	Consists of (i) 9,380,766 shares of the Issuer’s common stock held of record by SV III, (ii) 513,108 shares of the Issuer’s common stock held of record by SVA III, (iii) 290,602 shares of the Issuer’s common stock held of record by SVP III, (iv) 582,101 shares of the Issuer’s common stock held of record by SV IV, (v) 64,135 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of stock options granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of the management agreements between Tae Hea Nahm and SVA LLC, (vi) 3,250 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of stock options granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA IV pursuant to the terms of the management agreement between Tae Hea Nahm and SVA IV, (vii) 120,987 shares of the Issuer’s common stock held by SVA LLC following settlement of restricted stock units previously granted to Tae Hea Nahm, and (viii) 6,132 shares of the Issuer’s common stock held by SVA IV following settlement of restricted stock units previously granted to Tae Hea Nahm for his services as a director of the Issuer. SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. SVA IV is the general partner of SV IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of each of SVA LLC and SVA IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III, SVP III, and SV IV and the shares over which SVA LLC and SVA IV each may be deemed to have voting and dispositive control. Each of the managing directors disclaims beneficial ownership of the shares reported herein, except to the extent of his respective pecuniary interest therein.
(2)	Based on 112,098,058 shares of the Issuer’s common stock, which includes (i) 112,030,673 shares of the Issuer’s common stock outstanding as of October 28, 2019, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, (ii) 64,135 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of the management agreement between Tae Hea Nahm and SVA LLC, and (iii) 3,250 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA IV pursuant to the terms of the management agreement between Tae Hea Nahm and SVA IV.

CUSIP No. 60739U204	Page 9 of 17 Pages

1.	Names of Reporting Persons. Ryan Floyd
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 10,961,081 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 10,961,081 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,961,081 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 9.8% (2)
12.	Type of Reporting Person (See Instructions) IN

(1)	Consists of (i) 9,380,766 shares of the Issuer’s common stock held of record by SV III, (ii) 513,108 shares of the Issuer’s common stock held of record by SVA III, (iii) 290,602 shares of the Issuer’s common stock held of record by SVP III, (iv) 582,101 shares of the Issuer’s common stock held of record by SV IV, (v) 64,135 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of stock options granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of the management agreements between Tae Hea Nahm and SVA LLC, (vi) 3,250 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of stock options granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA IV pursuant to the terms of the management agreement between Tae Hea Nahm and SVA IV, (vii) 120,987 shares of the Issuer’s common stock held by SVA LLC following settlement of restricted stock units previously granted to Tae Hea Nahm, and (viii) 6,132 shares of the Issuer’s common stock held by SVA IV following settlement of restricted stock units previously granted to Tae Hea Nahm for his services as a director of the Issuer. SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. SVA IV is the general partner of SV IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of each of SVA LLC and SVA IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III, SVP III, and SV IV and the shares over which SVA LLC and SVA IV each may be deemed to have voting and dispositive control. Each of the managing directors disclaims beneficial ownership of the shares reported herein, except to the extent of his respective pecuniary interest therein.
(2)	Based on 112,098,058 shares of the Issuer’s common stock, which includes (i) 112,030,673 shares of the Issuer’s common stock outstanding as of October 28, 2019, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, (ii) 64,135 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of the management agreement between Tae Hea Nahm and SVA LLC, and (iii) 3,250 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA IV pursuant to the terms of the management agreement between Tae Hea Nahm and SVA IV.

CUSIP No. 60739U204	Page 10 of 17 Pages

1.	Names of Reporting Persons. M. Alex Mendez
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 10,961,081 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 10,961,081 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,961,081 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 9.8% (2)
12.	Type of Reporting Person (See Instructions) IN

(1)	Consists of (i) 9,380,766 shares of the Issuer’s common stock held of record by SV III, (ii) 513,108 shares of the Issuer’s common stock held of record by SVA III, (iii) 290,602 shares of the Issuer’s common stock held of record by SVP III, (iv) 582,101 shares of the Issuer’s common stock held of record by SV IV, (v) 64,135 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of stock options granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of the management agreements between Tae Hea Nahm and SVA LLC, (vi) 3,250 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of stock options granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA IV pursuant to the terms of the management agreement between Tae Hea Nahm and SVA IV, (vii) 120,987 shares of the Issuer’s common stock held by SVA LLC following settlement of restricted stock units previously granted to Tae Hea Nahm, and (viii) 6,132 shares of the Issuer’s common stock held by SVA IV following settlement of restricted stock units previously granted to Tae Hea Nahm for his services as a director of the Issue. SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. SVA IV is the general partner of SV IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of each of SVA LLC and SVA IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III, SVP III, and SV IV and the shares over which SVA LLC and SVA IV each may be deemed to have voting and dispositive control. Each of the managing directors disclaims beneficial ownership of the shares reported herein, except to the extent of his respective pecuniary interest therein.
(2)	Based on 112,098,058 shares of the Issuer’s common stock, which includes (i) 112,030,673 shares of the Issuer’s common stock outstanding as of October 28, 2019, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, (ii) 64,135 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of the management agreement between Tae Hea Nahm and SVA LLC, and (iii) 3,250 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA IV pursuant to the terms of the management agreement between Tae Hea Nahm and SVA IV.

CUSIP No. 60739U204	Page 11 of 17 Pages

1.	Names of Reporting Persons. Sanjay Subhedar
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power 10,961,081 (1)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 10,961,081 (1)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,961,081 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 9.8% (2)
12.	Type of Reporting Person (See Instructions) IN

(1)	Consists of (i) 9,380,766 shares of the Issuer’s common stock held of record by SV III, (ii) 513,108 shares of the Issuer’s common stock held of record by SVA III, (iii) 290,602 shares of the Issuer’s common stock held of record by SVP III, (iv) 582,101 shares of the Issuer’s common stock held of record by SV IV, (v) 64,135 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of stock options granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of the management agreements between Tae Hea Nahm and SVA LLC, (vi) 3,250 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of stock options granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA IV pursuant to the terms of the management agreement between Tae Hea Nahm and SVA IV, (vii) 120,987 shares of the Issuer’s common stock held by SVA LLC following settlement of restricted stock units previously granted to Tae Hea Nahm, and (viii) 6,132 shares of the Issuer’s common stock held by SVA IV following settlement of restricted stock units previously granted to Tae Hea Nahm for his services as a director of the Issuer. SVA LLC is the general partner of SV III and SVA III and the managing member of SVP III and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each such fund. SVA IV is the general partner of SV IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by such fund. Ryan Floyd, M. Alex Mendez, Tae Hea Nahm and Sanjay Subhedar are the managing members of each of SVA LLC and SVA IV and, as such, may be deemed to have shared power to vote and dispose of the Issuer’s shares of common stock held of record by each of SV III, SVA III, SVP III, and SV IV and the shares over which SVA LLC and SVA IV each may be deemed to have voting and dispositive control. Each of the managing directors disclaims beneficial ownership of the shares reported herein, except to the extent of his respective pecuniary interest therein.

(2)	Based on 112,098,058 shares of the Issuer’s common stock, which includes (i) 112,030,673 shares of the Issuer’s common stock outstanding as of October 28, 2019, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, (ii) 64,135 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of the management agreement between Tae Hea Nahm and SVA LLC, and (iii) 3,250 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA IV pursuant to the terms of the management agreement between Tae Hea Nahm and SVA IV.

CUSIP No. 60739U204	Page 12 of 17 Pages

Item 1.
	(a)	Name of Issuer:

MobileIron, Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

415 East Middlefield Road
Mountain View, CA 94043

Item 2.
	(a)	Name of Person Filing:

This Amendment No. 5 to Schedule 13G amends Schedule 13G (the “Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) on February 13, 2015, as amended by Amendment No. 1 filed with the Commission on February 16, 2016, as amended by Amendment No. 2 filed with the Commission on February 14, 2017, as amended by Amendment No. 3 filed with the Commission on February 14, 2018 and as amended by Amendment No. 4 filed with the Commission on February 14, 2019. This Amendment is being jointly filed by Storm Ventures Fund III, L.P. (“SV III”), Storm Ventures Affiliates Fund III, L.P. (“SVA III”), Storm Ventures Principals Fund III, L.L.C. (“SVP III”), Storm Ventures Fund IV, L.P. (“SV IV”), Storm Venture Associates III, L.L.C. (“SVA LLC”), Storm Venture Associates IV, L.L.C. (“SVA IV”), Tae Hea Nahm, Ryan Floyd, M. Alex Mendez and Sanjay Subhedar (collectively, the “Reporting Persons”). The Reporting Persons have entered into a Joint Filing Agreement, dated February 13, 2015, a copy of which was filed as an exhibit to the Statement filed with the Commission on February 13, 2015, and is incorporated herein by reference, pursuant to which the Reporting Persons have agreed to file the Statement and all amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

	(b)	Address of Principal Business Office or, if none, Residence:

c/o Storm Ventures
3000 Sand Hill Road, Suite 4-210
Menlo Park, CA 94025

	(c)	Citizenship:

See Item 4 of the cover page for each Reporting Person.

	(d)	Title of Class of Securities:

Common Stock

	(e)	CUSIP Number:

60739U204

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

CUSIP No. 60739U204	Page 13 of 17 Pages

Item 4.	Ownership

The approximate percentages of the Issuer’s common stock reported as beneficially owned by each Reporting Person is based 112,030,673 shares of the Issuer’s common stock outstanding as of October 28, 2019, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019; provided that the approximate percentage of the Issuer’s common stock reported as beneficially owned by (a) SVA LLC is based upon 112,094,808 shares of the Issuer’s common stock, which includes (i) 112,030,673 shares of the Issuer’s common stock outstanding as of October 28, 2019, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, and (ii) 64,135 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of stock options granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of the management agreement between Tae Hea Nahm and SVA LLC, (b) SVA IV is based upon 112,033,923 shares of the Issuer’s common stock, which includes (i) 112,030,673 shares of the Issuer’s common stock outstanding as of October 28, 2019, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, and (ii) 3,250 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of stock options granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA IV pursuant to the terms of the management agreement between Tae Hea Nahm and SVA IV, and (c) Tae Hea Nahm, Ryan Floyd, M. Alex Mendez and Sanjay Subhedar is based upon 112,098,058 shares of the Issuer’s common stock, which includes (i) 112,030,673 shares of the Issuer’s common stock outstanding as of October 28, 2019, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, (ii) 64,135 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA LLC pursuant to the terms of the management agreement between Tae Hea Nahm and SVA LLC, and (iii) 3,250 shares of the Issuer’s common stock that Tae Hea Nahm has the right to acquire within 60 days after December 31, 2019 upon the exercise of a stock option granted to him for his services as a director of the Issuer, the voting and dispositive control of which may be deemed to belong to SVA IV pursuant to the terms of the management agreement between Tae Hea Nahm and SVA IV.

CUSIP No. 60739U204	Page 14 of 17 Pages

(a)	Amount beneficially owned:

See Row 9 of the cover page for each Reporting Person.

(b)	Percent of class:

See Row 11 of the cover page for each Reporting Person.

(c)	Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote

See Row 5 of the cover page for each Reporting Person.

(ii) Shared power to vote or to direct the vote

See Row 6 of the cover page for each Reporting Person.

(iii) Sole power to dispose or to direct the disposition of

See Row 7 of the cover page for each Reporting Person.

(iv) Shared power to dispose or to direct the disposition of

See Row 8 of the cover page for each Reporting Person.

CUSIP No. 60739U204	Page 15 of 17 Pages

Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the partnership agreements of SV III, SVA III, SVP III and SV IV, the general and limited partners may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer’s common stock owned by the applicable fund. Under certain circumstances set forth in the limited liability company agreements of SVA LLC and SVA IV, the members may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer’s common stock owned by the applicable entity. Under certain circumstances set forth in the management agreements by and between SVA LLC and Tae Hea Nahm, and SVA IV and Tae Hea Nahm, SVA LLC and SVA IV may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer’s common stock owned by Tae Hea Nahm.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certifications

Not Applicable.

CUSIP No. 60739U204	Page 16 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020

Storm Ventures Fund III, L.P.

By: Storm Venture Associates III, L.L.C., its General Partner

By:	/s/ Kevin Melia
Kevin Melia
Attorney-in-Fact

Storm Ventures Affiliates Fund III, L.P.

By: Storm Venture Associates III, L.L.C., its General Partner

By:	/s/ Kevin Melia
Kevin Melia
Attorney-in-Fact

Storm Ventures Principals Fund III, L.L.C.

By: Storm Venture Associates III, L.L.C., its Managing Member

By:	/s/ Kevin Melia
Kevin Melia
Attorney-in-Fact

Storm Venture Associates III, L.L.C.

By:	/s/ Kevin Melia
Kevin Melia
Attorney-in-Fact

Storm Ventures Fund IV, L.P.

By: Storm Venture Associates IV, L.L.C., its General Partner

By:	/s/ Kevin Melia
Kevin Melia
Attorney-in-Fact

Storm Venture Associates IV, L.L.C.

By:	/s/ Kevin Melia
Kevin Melia
Attorney-in-Fact

Tae Hea Nahm

By:	/s/ Kevin Melia
Kevin Melia Attorney-in-Fact

Ryan Floyd

By:	/s/Kevin Melia
Kevin Melia
Attorney-in-Fact

M. Alex Mendez

By:	/s/Kevin Melia
Kevin Melia
Attorney-in-Fact

Sanjay Subhedar

By:	/s/Kevin Melia
Kevin Melia
Attorney-in-Fact

CUSIP No. 60739U204	Page 17 of 17 Pages

EXHIBIT INDEX

Exhibit 1: Joint Filing Agreement, dated February 13, 2015, among the Reporting Persons (incorporated by reference to Exhibit 1 to the Statement filed with the Commission on February 13, 2015)

Exhibit 2: Power of Attorney – Storm Ventures Fund III, L.P., dated February 13, 2015 (incorporated by reference to Exhibit 2 to the Statement filed with the Commission on February 13, 2015)

Exhibit 3: Power of Attorney – Storm Ventures Affiliates Fund III, L.P., dated February 13, 2015 (incorporated by reference to Exhibit 3 to the Statement filed with the Commission on February 13, 2015)

Exhibit 4: Power of Attorney – Storm Ventures Principals Fund III, L.L.C., dated February 13, 2015 (incorporated by reference to Exhibit 4 to the Statement filed with the Commission on February 13, 2015)

Exhibit 5: Power of Attorney – Storm Venture Associates III, L.L.C., dated February 13, 2015 (incorporated by reference to Exhibit 5 to the Statement filed with the Commission on February 13, 2015)

Exhibit 6: Power of Attorney – Storm Ventures Fund IV, L.P., dated February 13, 2015 (incorporated by reference to Exhibit 6 to the Statement filed with the Commission on February 13, 2015)

Exhibit 7: Power of Attorney – Storm Venture Associates IV, L.L.C., dated February 13, 2015 (incorporated by reference to Exhibit 7 to the Statement filed with the Commission on February 13, 2015)

Exhibit 8: Power of Attorney – Tae Hea Nahm, dated February 13, 2015 (incorporated by reference to Exhibit 8 to the Statement filed with the Commission on February 13, 2015)

Exhibit 9: Power of Attorney – Ryan Floyd, dated February 13, 2015 (incorporated by reference to Exhibit 9 to the Statement filed with the Commission on February 13, 2015)

Exhibit 10: Power of Attorney – M. Alex Mendez, dated February 13, 2015 (incorporated by reference to Exhibit 10 to the Statement filed with the Commission on February 13, 2015)

Exhibit 11: Power of Attorney – Sanjay Subhedar, dated February 13, 2015 (incorporated by reference to Exhibit 11 to the Statement filed with the Commission on February 13, 2015)